Exhibit 5.1
[Snell & Wilmer L.L.P Letterhead]
April 23, 2007
Zila, Inc.
5227 North 7th Street,
Phoenix, Arizona 85014-2800
     Re: Registration Statement on Form S-3 of Zila, Inc.
Dear Ladies and Gentlemen:
     We have acted as counsel for Zila, Inc., a Delaware corporation (the “Company”) in connection with the registration statement on Form S-3, File No. 333-139967 (the “Registration Statement”), filed with the Securities and Exchange Commission (the “Commission”) pursuant to the Securities Act of 1933, as amended (the “Act”), for the offer and sale of up to 5,392,352 shares (the “Shares”) of the Company’s Common Stock, par value $0.001 per share, to be resold by certain stockholders (the “Selling Stockholders”) of the Company, consisting of (a) 2,678,571 shares of Common Stock (the “Unsecured Note Shares”), issued to certain of the Selling Stockholders upon the conversion of some of the Company’s 12% Unsecured Convertible Notes, which were sold to such Selling Stockholders in a private placement on November 28, 2006 (the “Private Placement”), and which were converted into shares of Common Stock on December 14, 2006; (b) 1,205,352 shares of Common Stock (the “Private Placement Warrant Shares”) issuable upon exercise of certain warrants (the “Private Placement Warrants”) issued to certain of the Selling Stockholders in the Private Placement; and (c) 289,728 shares of Common Stock (the “Roth Shares”) and 1,218,701 shares of Common Stock (the “Roth Warrant Shares”) issuable upon the exercise of warrants (the “Roth Warrants”) issued to Roth Capital Partners, LLC (“Roth”) on February 20, 2007 in consideration for placement agent services performed by Roth in the Private Placement.
     The Shares are being registered pursuant to (a) the registration rights agreement, dated as of November 28, 2006 between the Company and the Selling Stockholders and (b) the subscription agreement, dated February 20, 2007 between the Company and Roth. This opinion is being furnished in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Act.
     We have participated in the preparation of the Registration Statement and have reviewed the originals or copies certified or otherwise identified to our satisfaction of all such corporate records

April 23, 2007

and documents of the Company and such other instruments and other certificates of public officials, officers and representatives of the Company and such other persons, and we have made such investigations of law, which we deemed relevant and necessary for the basis of our opinion hereinafter expressed.
     In arriving at the opinions expressed below, we have assumed: (a) the authenticity of original documents and the genuineness of all signatures; (b) the conformity to the originals of all documents submitted to us as copies; and (c) the truth, accuracy and completeness of the information, representations and warranties contained in the records, documents, instruments, and certificates we have reviewed. In addition, we have assumed and have not verified the accuracy as to factual matters of each document we have reviewed.
     Based on the foregoing, and subject to the further qualifications set forth below, it is our opinion that (i) the Shares have been duly authorized; (ii) the Unsecured Note Shares and Roth Shares are validly issued, fully paid and nonassessable; (iii) when issued by the Company upon exercise of the Private Placement Warrants in accordance with the terms and conditions of the Private Placement Warrants, the Private Placement Warrant Shares will be validly issued, fully paid and nonassessable; and (v) when issued by the Company upon exercise of the Roth Warrants in accordance with the terms and conditions of the Roth Warrants, the Roth Warrant Shares will be validly issued, fully paid and nonassessable.
     The foregoing opinion is limited to the Delaware General Corporation Law (including the statutory provisions, all applicable provisions of the Delaware Constitution and reported judicial decisions interpreting the foregoing) and we express no opinion as to the effect on the matters covered by this letter of the laws of any other jurisdiction.
     We hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement and to the use of our name under the caption “Legal Matters” in the Registration Statement and the prospectus which forms a part of the Registration Statement and any supplement or supplements to such prospectus. By the giving of such consent, we do not admit that we are within the category of persons whose consent is required under Section 7 of the Act or within the meaning of the rules and regulations of the Commission.

Very truly yours, Snell & Wilmer L.L.P.
/s/ Snell & Wilmer L.L.P.